Exhibit 99.1

VIROPHARMA INCORPORATED Contacts:

Charles A. Rowland, Jr.

Vice President, Chief Financial Officer

Phone (610) 321-6223

Robert A. Doody Jr.

Assistant Director, Investor Relations

Phone (610) 321-6290

Kristina M. Broadbelt (for media)

Associate Director, PR & Advocacy

Phone (610) 321- 2358

VIROPHARMA Incorporated Reports Second Quarter 2011 Financial Results

- Quarter Highlighted by Record Net Product Sales and European Approval of

Cinryze® (C1 Inhibitor [human]) -

EXTON, PA, July 28, 2011 — VIROPHARMA INCORPORATED (Nasdaq: VPHM) reported today its financial results for the second quarter ended June 30, 2011.

In the second quarter of 2011, we:

•

Achieved a record $129 million in net product sales, including $62.5 million in net sales of Cinryze® (C1 esterase inhibitor [human]) representing Cinryze growth of 55 percent over the same period in 2010;

•	Realized non-GAAP adjusted net income of $36 million; GAAP net income reached $23 million;

•	Delivered positive cash flows from operations of $29 million;

•	Improved working capital to $585 million as of June 30, 2011, including cash, cash equivalents and short-term investments of $518 million;

•	Attained centralized European approval for Cinryze in adults, and adolescents with HAE for routine prevention, pre-procedure prevention and acute treatment of angioedema attacks;

•	Entered into a collaboration with Halozyme initially focused on a novel subcutaneous formulation of Cinryze, resulting in a charge of $9 million; and

•

Received positive CHMP opinion recommending approval of Buccolam® (midazolam, oromucosal solution) for treatment of prolonged, acute, convulsive seizures in infants, toddlers, children and adolescents.

“Execution and achievement are the terms that best describe our second quarter,” stated Vincent Milano, ViroPharma’s president and chief executive officer. “Our team continues to design and execute new ways to meet patient needs, which are generating significant growth opportunities. For example, almost half of our new patient adds during the first half of the year formerly used steroids for their HAE. Also we have achieved our goal of having a commercial organization in Europe, as we launch Cinryze, our first product in Europe, and approach the European Commission decision regarding Buccolam, following the positive CHMP opinion we received last month.”

Milano continued, “And while we can look back on the second quarter as a period of great execution and achievement, our focus remains on the future and on continuously meeting the evolving needs of our patients. Looking forward to the upcoming months and quarters, we are very excited about our clinical development efforts to advance our various C1 esterase inhibitor programs as well as our novel approach to addressing recurrence of C. difficile through VP-20621.”

Net sales were $128.8 million and $255.8 million for the three and six months ended June 30, 2011, respectively, compared to $109.0 million and $199.6 million in the comparative periods of 2010, respectively. This represents an 18 percent increase for the three month period and 28 percent increase for the six month period.

Our GAAP net income was $22.8 million in the second quarter of 2011 compared to $28.5 million in the 2010 quarter. For the six month period in 2011, GAAP net income was $59.2 million, a 19 percent increase over the $49.8 million of GAAP net income during the first six months in 2010.

Non-GAAP adjusted net income for the three and six months ended June 30, 2011 was $36.2 million and $81.3 million, respectively, compared to $36.0 million and $64.6 million for the same periods in 2010, respectively.

Operating Highlights

Our net sales of Cinryze during the three and six months ended June 30, 2011 increased to $62.5 million and $119.1 million, respectively, from sales of $40.3 million and $75.2 million, respectively, during the same periods in the prior year due to the increase in the number of patients receiving commercial product. During the three months ended June 30, 2011, net sales of Vancocin were $65.2 million which is a decrease from $68.4 million in the same period in 2010 due to reduced volumes partly offset by the effect by net realized price growth. During the six months ended June 30, 2011, net sales of Vancocin increased to $134.5 million from $124.1 million in the same period in 2010 primarily due to net realized price growth.

Research and development costs increased in the both the three and six month period of 2011 compared to the same period in 2010 primarily due to the $9.0 million upfront payment made to Halozyme. The increase in selling, general and administrative expenses in both periods of 2011 compared to the same period of 2010 is driven by higher spending related to our European commercialization efforts and new Cinryze marketing programs.

We also incurred other operating expenses of approximately $5.5 million and $6.0 million during the three and six months ended June 30, 2011 respectively, including costs to expand Cinryze manufacturing capacity at Sanquin and the increase in the fair value of the contingent consideration related to the acquisition of Buccolam.

Working Capital Highlights

At June 30, 2011 our working capital was $585.3 million compared to $561.0 million at the end of 2010 as we generated $68.5 million in cash flow from operations during the first six months of 2011, offset by the $50 million cash outlay associated with the accelerated share repurchase agreement under which we repurchased 2.7 million shares.

Looking ahead in 2011

ViroPharma is updating its guidance for the year 2011 as a convenience to investors. The following guidance provided by ViroPharma are projections, based upon numerous assumptions, all of which are subject to certain risks and uncertainties. For a discussion of the risks and uncertainties associated with these forward looking statements, please see the Disclosure Notice below.

For the year 2011, ViroPharma expects the following:

•	Net Cinryze sales are expected to be between $250 and $260 million.

•	Research and development (R&D) and selling, general and administrative (SG&A) expenses are expected to be between $180 and $190 million.

Non-GAAP Disclosures

The Company is reporting both GAAP net income and non-GAAP adjusted results for the three and six month periods ending June 30, 2011. Non-GAAP adjusted net income is GAAP net income excluding (1) non-cash interest expense, (2) amortization related intangible assets acquired, (3) stock compensation expenses, and (4) certain non-recurring events. A reconciliation between GAAP and non-GAAP adjusted net income is provided in the Selected Financial Information - Reconciliation of GAAP Net Income to Adjusted Net Income table included with this release.

The Company believes it is important to share these non-GAAP financial measures with shareholders as they better represent the ongoing economics of the business and reflect how we manage the business. Accordingly, management believes investors’ understanding of the Company’s financial performance is enhanced as a result of our disclosing these non-GAAP financial measures. Non-GAAP adjusted net income should not be viewed in isolation, or as a substitute for or superior to reported GAAP net income. ViroPharma’s definition of non-GAAP financial measures may differ from others.

Conference Call and Webcast

ViroPharma is hosting a live teleconference and webcast with senior management to discuss the financial announcement, guidance, and other business results on July 28, 2011 at 9:00 a.m. Eastern. To participate in the conference call, please dial (888) 299-4099 (domestic) and (302) 709-8337 (international). After placing the call, please tell the operator you wish to join the ViroPharma investor conference call.

Alternatively, the live webcast of the conference call can be accessed via ViroPharma’s website at http://www.viropharma.com. Windows Media or Real Player will be needed to access the webcast. An audio archive will be available at the same address until August 18, 2011.

About ViroPharma Incorporated

ViroPharma Incorporated is an international biopharmaceutical company committed to developing and commercializing novel solutions for physician specialists to address unmet medical needs of patients living with diseases that have few if any clinical therapeutic options, including C1 esterase inhibitor deficiency, treatment of seizures in children and adolescents, and C. difficile infection (CDI). Our goal is to provide rewarding careers to employees, to create new standards of care in the way serious diseases are treated, and to build international partnerships with the patients, advocates, and health care professionals we serve. ViroPharma’s commercial products address diseases including hereditary angioedema (HAE) and CDI; for full U.S. prescribing information on our products, please download the package inserts at http://www.viropharma.com/Products.aspx; the prescribing information for other countries can be found at www.viropharma.com.

ViroPharma routinely posts information, including press releases, which may be important to investors in the investor relations and media sections of our company’s web site, www.viropharma.com. The company encourages investors to consult these sections for more information on ViroPharma and our business.

Disclosure Notice

Certain statements in this press release contain forward-looking statements that involve a number of risks and uncertainties. Forward-looking statements provide our current expectations or forecasts of future events. Forward looking statements in this press release include our financial guidance for 2011, our ability to continue to successfully commercialize Cinryze, our ability to complete manufacturing scale up procedures, and receive regulatory approvals in the time frames anticipated, our ability to manufacture specified quantities of Cinryze utilizing the existing manufacturing process or additional manufacturing procedures; our ability to achieve European regulatory approvals of Buccolam in the timeframes we anticipate, our ability to develop life cycle management plans for Cinryze, including designing and commencing clinical studies for additional indications, and pursuing regulatory approvals in additional territories; and our ability to conduct additional studies in the timeframes we anticipate and generate positive results with a Cinryze subcutaneous formulation, Cinryze for antibody mediated rejection and delayed graft function, as well as VP20621 for recurrence of C. difficile.

Our actual results may vary depending on a variety of factors, including:

•	the development of competitive generic versions of oral Vancocin;

•	our ability to receive regulatory approval for the use of Cinryze for additional indications and formulations and in additional territories in the timeframes we anticipate or at all;

•	manufacturing, supply or distribution interruptions, including but not limited to our ability to acquire adequate supplies of Vancocin and Cinryze to meet demand for each product;

•	our ability to increase manufacturing capacity for Cinryze and the timing and results thereof;

•	our ability to receive necessary regulatory approvals related to manufacturing capacity increases for Cinryze;

•	the size of the market, future growth potential and market share for Cinryze in the United States, Europe and other territories;

•	the availability of third party payer reimbursement for Cinryze patients;

•	fluctuations in wholesaler order patterns and inventory levels;

•

competition from the approval of products which are currently marketed for other indications by other companies or new pharmaceuticals and technological advances to treat the conditions addressed by Cinryze;

•	changes in prescribing or procedural practices of physicians, including off-label prescribing of products competitive with Vancocin and Cinryze;

•	the timing of regulatory submissions and approvals, including the timing of the EC’s review of our PUMA for Buccolam;

•	the impact of recent healthcare reform legislation;

•	actions by the FDA, EMA and the Internal Revenue Service or other government regulatory agencies;

•	decreases in the rate of infections for which Vancocin is prescribed or decreases in the sensitivity of the relevant bacteria to Vancocin;

•

the timing and results of anticipated events in our clinical development programs including studies with Cinryze subcutaneous formulation, Cinryze for antibody mediated rejection and delayed graft function, as well as VP20621 for recurrence of C. difficile; and

•

the timing and nature of potential business development activities related to our efforts to expand our current portfolio through in-licensing or other means of acquiring products in clinical development or marketed products.

There can be no assurance that we will conduct additional studies or that we will be successful in gaining regulatory approval of Cinryze for additional indications, formulations or in additional territories.

There can be no assurance that the FDA or EMA will not require additional or unanticipated studies or clinical trial outcomes before granting regulatory approval of any of our product candidates, or that we will be successful in gaining regulatory approval of any of our product candidates, including, but not limited to, approval of the PUMA for Buccolam for treatment of pediatric seizures in Europe. Biologics such as Cinryze require processing steps that are more difficult than those required for most chemical pharmaceuticals, and as such we cannot assure you that the industrial scale process will be considered by the FDA to be equivalent to our existing manufacturing process. The FDA may view the data regarding equivalence of the industrial scale manufacturing process as insufficient or inconclusive, request additional data, require additional conformance batches, delay any decision past the time frames anticipated by us, or deny the approval of the industrial scale manufacturing process. If the manufacturing capacity expansion projects at Sanquin are delayed, or do not result in the capacity we anticipate, if Sanquin cannot obtain necessary regulatory approvals for the contemplated facility expansions in the time frames we anticipate or if we are not able to manufacture the anticipated volume of product at the existing scale, we may not be able to satisfy patient demand. Our inability to obtain adequate product supplies to satisfy our patient demand may create opportunities for our competitors and we will suffer a loss of potential future revenues. These factors, and other factors, including, but not limited to those described in ViroPharma’s annual report on Form 10-K for the year ended December 31, 2010, and 10-Q for the quarter ended March 31, 2011, could cause future results to differ materially from the expectations expressed in this press release. The forward-looking statements contained in this press release may become outdated over time. ViroPharma does not assume any responsibility for updating any forward-looking statements.

VIROPHARMA INCORPORATED

Selected Financial Information

	(unaudited)		(unaudited)
Consolidated Statements of Operations:	Three months ended		Six months ended
(in thousands, except per share data)	June 30,		June 30,
	2011	2010	2011	2010

Revenue:
Net product sales	$128,808	108,961	255,843	$199,609

Costs and Expenses:
Cost of sales (excluding amortization of product rights)	21,309	13,641	40,179	27,598
Research and development	20,417	9,224	30,843	18,965
Selling, general and administrative	32,090	25,419	60,376	46,339
Intangible amortization	7,156	7,620	16,053	15,195
Other operating expenses	5,528	—	6,026	—

Total costs and expenses	86,500	55,904	153,477	108,097

Operating income	42,308	53,057	102,366	91,512

Interest income	189	87	394	118
Interest expense	(3,066)	(2,902)	(6,023)	(5,741)
Other income (expense), net	259	(3,281)	3,353	(3,804)

Income before income tax expense	39,690	46,961	100,090	82,085
Income tax expense	16,894	18,440	40,848	32,283

Net income	$22,796	$28,521	$59,242	$49,802

Basic net income per share	$0.30	$0.37	$0.77	$0.64

Diluted net income per share	$0.28	$0.34	$0.70	$0.59

Shares used in computing net income per share:
Basic	76,000	77,825	76,919	77,666

Diluted	89,459	90,002	90,240	89,830

VIROPHARMA INCORPORATED

Selected Financial Information

Reconciliation of GAAP Net Income (loss) to Adjusted Net Income

An itemized reconciliation between net income (loss) and adjusted net income on a non-GAAP basis is as follows:

(in thousands)	Three months ended June 30,		Six months ended June 30,
	2011	2010	2011	2010
	(unaudited)		(unaudited)

GAAP net income (loss)	$22,796	$28,521	$59,242	$49,802
Adjustments:
Non-cash interest expense	2,041	1,877	3,973	3,691
Amortization	7,156	7,620	16,053	15,195
Stock compensation	3,707	2,746	7,163	5,408
Upfront license fee	9,000	—	9,000	—
Tax effect of the above	(8,543)	(4,775)	(14,114)	(9,475)

Non-GAAP adjusted net income	$36,157	$35,989	$81,317	$64,621

Use of Non-GAAP Financial Measures

Our “non-GAAP adjusted net income” excludes the following items from GAAP net income:

1. Non-cash interest expense: Non-GAAP adjusted net income excludes certain non-cash interest expense resulting from the change in the method of accounting for our convertible notes which became effective in 2009. We believe that excluding the non-cash portion of our interest expense allows management and investors an alternative view of our financial results “as if” our net income reflected only the cash portion of our interest expense.

2. Purchase accounting and product acquisition related adjustments: Non-GAAP adjusted net income excludes certain items related to our acquisitions. The excluded items include charges related to amortization of intangible assets arising from acquisitions, changes in the fair value of future contingent consideration and upfront fees or milestone payments under license agreements.

3. Stock option expense: Non-GAAP adjusted net income excludes the impact of our stock compensation expense. We believe that excluding the impact of expensing stock options better reflects the recurring economic characteristics of our business.

Non-GAAP net income may exclude unusual or non-recurring items that are evaluated on an individual basis. Our evaluation of whether to exclude an item for purposes of determining our non-GAAP financial measures considers both the quantitative and qualitative aspects of the item, including, among other things (i) its size and nature, (ii) whether or not it relates to our ongoing business operations, and (iii) whether or not we expect it to occur as part of our normal business on a regular basis.

VIROPHARMA INCORPORATED

Selected Financial Information

Selected Consolidated Balance Sheet Data (in thousands)	June 30, 2011	December 31, 2010
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$390,395	$426,732
Short-term investments	127,845	78,439
Deferred income taxes	11,285	54,388
Total current assets	676,173	633,141
Intangible assets, net	611,476	619,712
Total assets	1,328,781	1,287,574

Liabilities and Stockholders’ Equity
Total current liabilities	$90,875	$72,122
Deferred tax liabilities	173,567	176,111
Long-term debt	149,523	145,743
Total liabilities	416,163	396,439
Total stockholders’ equity	912,618	891,135
Total liabilities and stockholders’ equity	1,328,781	1,287,574

	Six Months Ended
Statement of Cash Flows:	June 30, 2011	June 30, 2010
(in thousands)	(unaudited)

Net cash provided by operating activities	$68,466	$92,242
Net cash used in investing activities	(59,563)	(71,821)
Net cash (used in) provided by financing activities	(45,922)	1,120